Exhibit 99.1

Information relating to the Company’s results of operations for the three months and fiscal year ended September 30, 2004

On October 28, 2004, Catapult Communications Corporation reported record revenues of $58 million for the fiscal year ended September 30, 2004, an increase of 28% over fiscal 2003. Net income for the fiscal year ended September 30, 2004 was a record $13.9 million or $0.95 per diluted share. This compares to net income of $4.4 million or $0.33 per diluted share for fiscal year 2003.

For the fourth quarter ended September 30, 2004, revenues were $15.4 million, an increase of 51% over the fourth quarter of fiscal 2003. Net income for the fourth fiscal quarter was $5.5 million or $0.38 per diluted share. This compares to net income of $1.2 million or $0.09 per diluted share in the same quarter the previous year.

Catapult recorded a tax benefit of $1.8 million or $0.12 per diluted share in the fourth quarter of fiscal 2004. This reflects primarily a reduction in accrued tax liability upon the successful completion of an IRS audit. In the fourth quarter of fiscal 2003, a tax benefit of $1.7 million or $0.13 per diluted share was recorded, reflecting the net impact of losses incurred in the U.S. and profits generated in other jurisdictions, as well as an additional $1.5 million in tax benefits from the favorable resolution of international tax issues.

During the fourth quarter of fiscal 2004, Catapult completed a stock offering that included 200,000 primary shares. The offering also included 1,081,250 secondary shares which Tekelec received upon conversion of $17.3 million in notes payable which had been issued as part of the purchase price for Catapult’s acquisition of Tekelec’s network diagnostic business in 2002. The offering also included 437,187 secondary shares sold by Dr. Richard Karp, Catapult’s Chairman and Chief Executive Officer, and by Nancy Karp, a director of Catapult, of which 137,187 shares represented an over-allotment option exercised by the underwriters shortly after quarter end.

Catapult’s combined cash and short-term investment position increased by $6.2 million to $52.7 million in the fourth quarter of 2004. Net proceeds from the offering accounted for $3.0 million of this increase.

Catapult Communications Corporation
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three months ended		Year ended
	September 30,		September 30,
(in thousands, except per share data)	2003	2004	2003	2004
Revenues:
Products	$7,502	$12,084	$35,344	$45,703
Services	2,704	3,323	9,880	12,315

Total revenues	10,206	15,407	45,224	58,018

Cost of revenues:
Products	1,370	1,430	5,652	5,192
Services	698	1,152	2,825	3,570
Amortization of purchased technology	172	172	686	686

Total cost of revenues	2,240	2,754	9,163	9,448

Gross profit	7,966	12,653	36,061	48,570

Operating expenses:
Research and development	3,107	3,047	13,519	11,740
Sales and marketing	3,605	4,230	14,506	17,075
General and administrative	1,631	1,754	6,679	6,885
Restructuring costs	730	—	730	—

Total operating expenses	9,073	9,031	35,434	35,700
Operating income	(1,107)	3,622	627	12,870
Interest income, net	104	159	436	480
Other income (expense)	546	(13)	1,216	148
Income before income taxes	(457)	3,768	2,279	13,498
Provision for (benefit from) income taxes	(1,682)	(1,775)	(2,086)	(413)

Net income	$1,225	$5,543	$4,365	$13,911

Net income per share — basic	$0.10	$0.42	$0.34	$1.06

Net income per share — diluted	$0.09	$0.38	$0.33	$0.95

Shares used in per share calculation:
Basic	12,879	13,357	12,948	13,100

Diluted	13,121	14,744	13,113	14,556

Catapult Communications Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
(In thousands)	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	$18,320	$11,770
Short-term investments	34,350	18,901
Accounts receivable, net	10,110	10,598
Inventory	2,380	2,325
Other current assets	2,623	3,503

Total current assets	67,783	47,097
Property and equipment, net	2,640	3,384
Goodwill and other intangibles	54,466	55,487
Other assets	3,382	1,121
Total assets	$128,271	$107,089
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$7,048	$7,218
Deferred revenue — current portion	5,388	5,576
Convertible notes payable	—	17,674

Total current liabilities	12,436	30,468
Deferred Revenue — long-term portion	70
Total stockholders’ equity	115,765	76,621

Total liabilities and stockholders’ equity	$128,271	$107,089